UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

TECHNICAL OLYMPIC USA, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TECHNICAL OLYMPIC USA, INC.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021

To Our Stockholders:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders to be held on Tuesday, May 8, 2007, at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131. The meeting will start promptly at 8:00 a.m., Eastern Daylight Savings Time.

The attached Notice of Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our directors and officers will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

It is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card in the envelope according to the instructions on the proxy card. If you attend the meeting, you may vote your shares personally, even though you have previously designated a proxy. The items to be considered at the meeting include the election of directors, a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to “TOUSA, Inc.,” a proposal submitted by a stockholder, and the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

We sincerely hope you will be able to attend and participate in our 2007 Annual Meeting of Stockholders. We welcome the opportunity to meet with you and give you a firsthand report on the progress of your company.

Very truly yours,

Konstantinos Stengos
Chairman

TECHNICAL OLYMPIC USA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2007

To Our Stockholders:

We will hold our Annual Meeting of Stockholders on Tuesday, May 8, 2007, at 8:00 a.m., Eastern Daylight Savings Time. Our meeting will be held at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131. If you owned common stock at the close of business on April 9, 2007, you may vote at this meeting or any adjournments or postponements thereof.

At the meeting, we will vote on:

1. the election of eleven directors for a term of one year and, in each case, until his or her successor is duly elected and qualified;

2. the approval of an amendment of the Technical Olympic USA, Inc. Certificate of Incorporation, as previously amended, to change the name of the Company to TOUSA, Inc.; and

3. a stockholder proposal relating to Pay-For-Superior-Performance if properly presented at the meeting.

Our Board of Directors is not aware of any other proposals for the May 8, 2007 meeting.

It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by completing, signing, dating, and returning the enclosed proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

TECHNICAL OLYMPIC USA, INC.

Russell Devendorf
Secretary

Hollywood, Florida
April 18, 2007

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND IN PERSON.

TECHNICAL OLYMPIC USA, INC.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technical Olympic USA, Inc. (“TOUSA” or the “Company”) for our Annual Meeting of Stockholders to be held on Tuesday, May 8, 2007, at 8:00 a.m., Eastern Daylight Savings Time. Our Annual Meeting will be held at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 18, 2007.

Voting Instructions

Who May Vote

You may vote your common stock if our records show you owned your shares at the close of business on the record date, which is April 9, 2007. On the record date, there were 59,604,169 shares of our common stock outstanding, with a par value of $.01 per share. Holders of our common stock are entitled to one vote per share held as of the record date.

How You May Vote

You may vote: (a) in person by attending the meeting or (b) by mail by completing, signing, dating, and returning the enclosed proxy card. If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1. FOR the election as directors of the nominees named herein, each to serve for a term of one year and, in each case, until his or her successor is duly elected and qualified;

2. FOR the proposal to amend the Technical Olympic USA, Inc. Certificate of Incorporation, as previously amended, to change the name of the Company to TOUSA, Inc.; and

3. AGAINST the Pay-For-Superior-Performance stockholder proposal.

We are not aware of any other business that will be presented at the annual meeting. But, if there is other business that is properly presented at the meeting, your signature on a proxy card gives authority to Konstantinos Stengos, George Stengos or Andreas Stengos to vote on those matters in their best judgment.

How You May Revoke or Change Your Vote

Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to our Secretary;

•	by giving a later dated proxy; or

•	by attending the meeting and voting in person.

If providing revocation by written notice to our Secretary, please note that the revocation will not be effective unless received by us at or prior to the meeting.

Voting Procedures

All record holders of issued and outstanding shares of our common stock are entitled to vote. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Shares for which brokers have not received instructions, and which therefore are not voted with respect to a certain proposal, are referred to as “broker non-votes.”

Who Tabulates the Vote?

Computershare Investor Services serves as the independent tabulator of votes and inspector of elections. It will report the voting results to us. However, it will not identify to us how you voted on any issue unless:

•	there is a contested election for the Board of Directors;

•	it is required by law; or

•	you request it.

Who is Paying for this Proxy Solicitation?

We are paying for the cost of soliciting your vote, including the cost of mailing the proxy statement and proxy card. We will, upon request, reimburse brokerage houses, custodians, nominees and others for the out-of-pocket and reasonable clerical expenses they incur in connection with this proxy solicitation.

Quorum

Under Delaware law and our Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast on the matter at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Pursuant to our Bylaws, our Board of Directors may have up to 15 members. Currently, we have 11 members on our Board of Directors and each director is elected for a one year term. Our Independent Directors Committee has recommended and nominated the eleven individuals listed below for election to our Board of Directors at the Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees for director are currently serving as members of our Board of Directors.

Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors, if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our Board of Directors, but in no event will the proxy be voted for more than eleven nominees for director. Our management has no reason to believe that any nominee will not serve if elected.

Recommendation of our Board of Directors

We recommend that you vote your shares to elect the following nominees. If you complete, sign, date, and return the enclosed proxy, your shares will be voted for the election of the eleven nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Nominees

Nominees to Serve for a One Year Term Expiring in 2008

Below is a short biography of the business experience of the individuals who are nominated for election. The age indicated and other information in each nominee’s biography is as of April 9, 2007.

Konstantinos Stengos, 70, has been the Chairman of our Board since December 15, 1999. Mr. Stengos has served as the President and Managing Director of Technical Olympic S.A. (“TOSA”), our parent company, since he formed TOSA in 1965. Mr. Stengos owns more than 5% of the outstanding equity of TOSA, which is publicly traded on the Athens Stock Exchange. Mr. Stengos has also served as a director and President of Technical Olympic Services, Inc. (“TOSI”) since October 2003. TOSA and TOSI are both affiliates of ours. In March 2005, Mr. Stengos was found by a Court of Misdemeanors in Athens, Greece, to have violated certain Greek laws relating to a 1999 sale of certain shares of TOSA. This decision was overturned by the Court of Criminal Appeals. Mr. Stengos has also been accused of the improper use of certain TOSA bank loans which were intended for TOSA’s business acquisitions. Mr. Stengos has advised the Company that he denies these allegations and is vigorously defending against them.

Antonio B. Mon, 62, has been a director of the Company, and our Executive Vice Chairman, Chief Executive Officer, and President, since June 25, 2002. From October 2001 to June 2002, Mr. Mon served as the Chief Executive Officer of Technical Olympic, Inc., our former parent company (“TOI”). From May 2001 to October 2001, Mr. Mon was a consultant to TOI. From 1997 to 2001, Mr. Mon was the Chairman of Maywood Investment Company, LLC, a private firm engaged in private equity investments and general consulting. In 1991, Mr. Mon co-founded Pacific Greystone Corporation, a west coast homebuilder that merged with Lennar Corporation in 1997, and served as its Vice Chairman from 1991 to 1997. Prior to 1991, Mr. Mon worked in various positions for The Ryland Group, Inc. (a national homebuilder), M.J. Brock Corporation (a California homebuilder), and Cigna Corporation (a financial services corporation).

Andreas Stengos, 44, has been a director of the Company since 1999 and Executive Vice President since May 2006. Since October 2003, Mr. Stengos has served as a director, Executive Vice President and Treasurer of TOSI. Mr. Stengos served as the Managing Director of TOSA from 1989 to 1995, and as General Manager and Technical Director of TOSA from 1995 through June 2004. Since June 2004, Mr. Stengos has served as the Executive Vice President and General Manager of TOSA, and as the General Manager and Executive Vice President of Mochlos, S.A.

George Stengos, 40, has been a director of the Company since 1999, and has served as our Executive Vice President since April 2004. Since October 2003, Mr. Stengos has served as a director, Vice President, and Secretary of TOSI. From 2001 to December 2002, Mr. Stengos served as President and Chairman of the Board of Mochlos S.A., a subsidiary of TOSA, and is currently Managing Director of Mochlos S.A. From 1993 to 2000, Mr. Stengos was Executive Vice President of Mochlos S.A. Mr. Stengos has also served as Managing Director of TOSA since June 30, 2004. Mr. Stengos was also charged relating to the 1999 sale of certain shares of TOSA discussed above and those charges were dismissed in January 2007.

Marianna Stengou, 29, has been a director of the Company since 2004. Ms. Stengou has served as Vice President of Porto Carras Campus Hospitality Studies S.A., an affiliate of TOSA, since April 2002. Ms. Stengou has served in a variety of positions at TOSA, including most recently as Director of Human Resources and Quality, from January 2000 to June 2006. Ms. Stengou served as President and Managing Director of Toxotis Construction S.A., a subsidiary of TOSA, from November 1997 to June 2004. Ms. Stengou has also been a director of TOSA since June 2003.

Larry D. Horner, 73, has been a director of the Company since 1997. Mr. Horner served as Chairman of Pacific USA Holdings Corp., a subsidiary of Pacific Electric Wire and Cable Co., a cable manufacturer, from 1994 to 2001, and was Chairman of the Board of Asia Pacific Wire & Cable Corporation Limited, a manufacturer of copper wire, cable and fiber optic wire products, with operations in Southeast Asia, which was publicly traded on the New York Stock Exchange until 2001. He is also a former director of Atlantis Plastics, Inc. (a manufacturer of plastic films and plastic components), UT Starcom, Inc. (a provider of wireline, wireless, optical, and access switching solutions), Clinical Data, Inc. (a provider of physicians’ office and hospital laboratory products), and New River Pharmaceuticals, Inc. (a research-based pharmaceutical company). Until this year Mr. Horner was a director of ConocoPhillips (an energy company). Mr. Horner was formerly associated with KPMG LLP, a professional services firm, for 35 years, retiring as Chairman and Chief Executive Officer of both the U.S. and International firms in 1991. Mr. Horner is a certified public accountant.

William A. Hasler, 65, has been a director of the Company since 1998. Mr. Hasler served as Co-Chief Executive Officer of Aphton Corporation, a biopharmaceutical company, from July 1998 to January 2004. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP, a professional services firm. Mr. Hasler also serves on the boards of Mission West Properties (a real estate investment trust), DiTech Networks (a global telecommunications equipment supplier for voice networks), Schwab Funds (a mutual fund company), Stratex Networks (a provider of high-speed wireless transmission solutions), and Genitope Corporation (a biopharmaceutical company), and is Chairman of the Board of Solectron Corp. (a provider of electronics manufacturing services). Mr. Hasler is a certified public accountant.

Tommy L. McAden, 44, has been a director of the Company and our Executive Vice President — Strategy and Operations since May 2005. Mr. McAden served as our Senior Vice President — Strategy and Operations from April 2004 to May 2005. Mr. McAden also served as our Vice President of Finance and Administration, Chief Financial Officer, and Treasurer from June 2002 to April 2004. Mr. McAden served as a director, Vice President, and Chief Financial Officer of TOI from January 2000 to June 2002. From 1994 to December 1999, Mr. McAden was Chief Accounting Officer of Pacific USA Holdings Corp. and Chief Financial Officer of Pacific Realty Group, Inc., which was our former 80% stockholder.

Michael J. Poulos, 76, has been a director of the Company since 2000. Mr. Poulos serves as non-executive chairman of Forethought Financial Group, Inc., a privately-held life insurance company, headquartered in Indianapolis, Indiana. Mr. Poulos served as Chairman, President, and Chief Executive Officer of Western National Corporation, a life insurance holding company, from 1993 until 1998 when he retired. Mr. Poulos worked for American General Corporation, from 1970 to 1993, and served as its President from 1981 to 1991 and as its Vice Chairman from 1991 to 1993. He also served as a Director of American General Corporation from 1980 to 1993; and again from 1998 to 2001.

Susan B. Parks, 50, has been a director of the Company since 2004. She is the founder and, since September 2003, Chief Executive Officer of WalkStyles, Inc., a consumer products company. Prior to becoming an entrepreneur, Ms. Parks was with Kinko’s, a multibillion dollar document solutions and business services company, from August 2002 until September 2003, where she served as the Executive Vice President of Operations. From August 2000 to January 2002, Ms. Parks was with Gateway, a personal computer and related products company, where she served as Senior Vice President of US Markets for Gateway, leading their US Market business unit, and Senior Vice President of the Gateway Business division. Ms. Parks also spent approximately five years with U.S. West, a telecommunications company, serving in a succession of senior positions and has served in various leadership positions at both Mead Corporation and Avery-Dennison.

J. Bryan Whitworth, 68, has been a director of the Company since January 2005. Mr. Whitworth has been Of Counsel at Wachtell, Lipton, Rosen & Katz, a leading corporate and securities law firm, since May 2003. Prior to joining Wachtell, Lipton, Rosen & Katz, Mr. Whitworth served as Executive Vice President of ConocoPhillips, a global integrated petroleum company, from September 2002 to March 2003. Mr. Whitworth joined ConocoPhillips in 2002, following the merger of Conoco Inc. and Phillips Petroleum Company. Prior to the merger, Mr. Whitworth spent more than 30 years with Phillips Petroleum Co., most recently serving as the Executive Vice President and Chief Administrative Officer of that company. Mr. Whitworth also served as Phillips Petroleum’s Senior Vice President of Human Resources, Public Relations and Government Relations, as well as its General Counsel.

Vote Required

The affirmative vote of a plurality of the votes cast by holders of outstanding shares of our common stock is required for the approval of the election of the directors. You may vote in favor of all the nominees or you may withhold your vote from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

BOARD INDEPENDENCE, MEETINGS, COMMITTEES, AND COMPENSATION

Independence

As of the record date, TOSA owned 66.94% of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”). We have elected to take advantage of the “controlled company” exemption as permitted under Section 303A.00 of the NYSE Listed Company Manual. As a “controlled company,” we are not currently required to have independent directors comprise a majority of our Board of Directors, nor are we required to have a nominating/corporate governance committee and compensation committee comprised entirely of independent directors. The Board of Directors has determined, however, that Messrs. Horner, Hasler, Poulos, and Whitworth, and Ms. Parks each meet the standards of “independence” set forth in the corporate governance standards of the NYSE.

Board Meetings and Committees

During fiscal year 2006, our Board of Directors held four regularly scheduled meetings, four special meetings, and acted by unanimous written consent on eleven occasions. For fiscal year 2006, each director attended at least 75% or more of the aggregate number of meetings held by our Board of Directors and the committees on which he or she served. As a general matter, Board members are expected to attend the Company’s annual meetings of stockholders. All members of our Board of Directors were present at the Company’s 2006 annual meeting of stockholders.

Our Board of Directors currently has four standing committees, all of which were also in place during fiscal year 2006: the Audit Committee, the Human Resources, Compensation, and Benefits Committee, the Independent Directors Committee, and the Board Executive Committee, each briefly described below.

Audit Committee.  The Audit Committee consists of Messrs. Hasler, Poulos, and Whitworth. Our Board of Directors has determined that each of Messrs. Hasler and Poulos is an “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “Commission”), and that, in the business judgment of the Board of Directors, Mr. Whitworth is financially literate. Mr. Hasler serves on the audit committees of three publicly traded companies in addition to serving as the chair of the Company’s Audit Committee. The Board of Directors has determined that such simultaneous service by Mr. Hasler does not impair his ability to serve on the Company’s Audit Committee.

The Audit Committee generally has responsibility for:

•	appointing, overseeing, and determining the compensation of our independent registered public accounting firm;

•	reviewing the plan and scope of the accountants’ audit;

•	reviewing our audit and internal control functions;

•	approving all permitted non-audit services provided by our independent registered public accounting firm; and

•	reporting to our full Board of Directors regarding all of the foregoing.

The Audit Committee meets with the independent registered public accounting firm and our management in connection with its review and approval of (i) the unaudited financial statements for inclusion in our Quarterly Reports on Form 10-Q and (ii) the annual audited financial statements for inclusion in our Annual Report on Form 10-K. Additionally, the Audit Committee provides our Board of Directors with such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. The Audit Committee held ten meetings and did not act by unanimous written consent during the year ended December 31, 2006. The Audit Committee’s goals and responsibilities are set forth in a written Audit Committee charter, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”

Human Resources, Compensation, and Benefits Committee.  The Human Resources, Compensation, and Benefits Committee consists of Messrs. Poulos and Horner, and Ms. Parks. The Human Resources, Compensation, and Benefits Committee has responsibility for (i) establishing the compensation and bonus plan for the Chief Executive Officer, (ii) establishing the compensation and bonus plan for other executives, and (iii) administering the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan and granting options and performance awards under that plan. In addition, the Human Resources, Compensation, and Benefits Committee has responsibility for matters of employee compensation and the granting of discretionary bonuses to our Chief Executive Officer and our other senior officers. The Human Resources, Compensation, and Benefits Committee held six meetings and acted by unanimous written consent on one occasion during the year ended December 31, 2006. The Human Resources, Compensation, and Benefits Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”

Independent Directors Committee and Senior Outside Director.  The Independent Directors Committee consists of Messrs. Horner, Hasler, Poulos, and Whitworth, and Ms. Parks. Mr. Horner served as our senior outside director during fiscal year 2006 and has been designated our senior outside director for fiscal year 2007. As our senior outside director, Mr. Horner presides over the regularly scheduled executive sessions of our independent directors.

The Independent Directors Committee generally has responsibility for considering and acting on any proposed transaction that would be considered a related party transaction, including but not limited to any proposed transaction (i) between us and TOSA or any affiliate of TOSA, and (ii) by any affiliate which may affect or involve us and in which one or more of our directors may have an actual or perceived interest in the transaction. The Independent Directors Committee also has responsibility for considering and acting upon any other matters that require the review and/or approval of our independent directors.

The Independent Directors Committee acted by unanimous written consent on three occasions and met after each regular board meeting during the year ended December 31, 2006. The Independent Directors Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”

In addition, the Independent Directors Committee solicits, considers, and nominates candidates to serve on our Board of Directors. The Independent Directors Committee considers possible candidates from many sources, including stockholders, for nominees for directors. In evaluating the qualifications of nominees for our Board of Directors, including nominees recommended by stockholders, the Independent Directors Committee evaluates a variety of factors, such as education, work experience, knowledge of the Company’s industry, membership on the boards of directors of other corporations, and civic involvement. In addition, if a candidate is being considered for an independent director position, the Independent Directors Committee also evaluates the nominee’s independence from the Company based on applicable securities laws and the NYSE’s corporate governance standards.

If a stockholder wishes to recommend a nominee for director for consideration at our 2008 Annual Meeting, the recommendation should be sent to the Secretary by December 21, 2007 in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2008 Annual Meeting.” All recommendations should be accompanied by a complete statement of such person’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the board of directors of another corporation, and civic activity) and an indication of the person’s willingness to serve.

You may communicate with the independent directors of the Board through the Senior Outside Director by sending a letter marked “Confidential” and addressed to:

Senior Outside Director, TOUSA, Inc. Board of Directors
c/o Paul Berkowitz, Executive Vice President and Chief of Staff
TOUSA, Inc.
4000 Hollywood Blvd., Ste. 500N
Hollywood, Florida 33021

You may also send an email to the Senior Outside Director through TOUSA’s Executive Vice President and Chief of Staff at pberkowitz@tousa.com by indicating “Senior Outside Director” in the subject line. The Executive Vice President and Chief of Staff will forward these emails to the Senior Outside Director.

Board Executive Committee.  The members of the Board Executive Committee are Messrs. Horner, Mon, McAden, George Stengos, and Andreas Stengos. The Board Executive Committee has authority to consider and approve acquisitions, investments and other transactions by us or our subsidiaries for amounts not exceeding $75 million, to the extent not considered and approved by our Board of Directors, and makes reports to our full Board of Directors. The Board Executive Committee held no meetings during the year ended December 31, 2006.

Family Relationships

Konstantinos Stengos is the father of Andreas Stengos, George Stengos, and Marianna Stengou. We have no other familial relationships among the executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our outstanding common stock to file with the Commission reports of changes in their ownership of common stock. Directors, officers, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% stockholders were satisfied, except that a Form 4 for Mr. Michael Glass and a Form 3 for Mr. George Yeonas were inadvertently filed late.

Compensation Committee Interlocks and Insider Participation

Messrs. Poulos and Horner, and Ms. Parks comprised the Human Resources, Compensation, and Benefits Committee during the fiscal year 2006. None of these persons is currently serving or has previously served as an officer or employee of ours or any of our subsidiaries. There were no material transactions between us and any of the members of the Human Resources, Compensation, and Benefits Committee during fiscal year 2006.

Director Compensation

In compliance with our director compensation policy, during 2006 our outside directors (which we consider to be those directors who are not officers of the Company, TOSA, or their affiliates), other than the Senior Outside Director, received an annual fee of $60,000, an annual equity award of either nonqualified stock options or restricted stock valued at $60,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board committee meetings. Under our policy, Mr. Horner, our designated Senior Outside Director for 2006, received an annual cash retainer of $120,000, an annual equity award of either nonqualified stock options or restricted stock valued at $120,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board Committee meetings. Mr. Horner has been designated our Senior Outside Director for fiscal year 2007. As chairperson of the Audit Committee for 2006, Mr. Hasler received an additional annual fee of $20,000, and as chairperson of the Human Resources, Compensation, and Benefits Committee for 2006, Mr. Poulos received an additional annual fee of $10,000. Directors who also served as officers of the Company, TOSA, or their affiliates did not receive any additional compensation for their services as directors during 2006. The Company owns and maintains a condominium and leases a car in Miami, Florida for the exclusive use of the members of the Board of Directors of the Company. The aggregate incremental cost to the Company in 2006 of providing this condominium and car was approximately $41,257.

The following table shows the compensation of the members of our Board of Directors during fiscal year 2006.

	Fees Earned or	Stock	Option
Name	Paid in Cash ($)(1)	Awards ($)(2)	Awards ($)(3)	Total ($)

William Hasler	$80,000	0	$59,997	$139,997
Larry D. Horner	$120,000	$119,984	0	$239,984
Susan B. Parks	$60,000	$59,992	0	$119,992
Michael Poulos	$70,000	$59,992	0	$129,992
J. Bryan Whitworth	$60,000	0	$59,997	$119,997

(1)	With respect to Mr. Horner, includes $60,000 paid for services as Senior Outside Director of the Board. With respect to Messrs. Hasler and Poulos, includes $20,000 and $10,000, respectively, paid to each for service as a committee chairperson.

(2)	Mr. Horner received 5,896 shares of restricted stock in 2006. Each of Susan B. Parks and Michael Poulos received 2,948 shares of restricted stock in 2006. Calculation was based on the $20.35 closing price of our Common Stock on March 31, 2006, the date of grant.

(3)	Fair value of the stock option grants are estimated using the Black-Scholes option-pricing model. Each of J. Bryan Whitworth and William Hasler received 7,884 options based on a Black-Scholes value of $7.61 with an exercise price equal to the $20.35 closing price of our Common Stock on March 31, 2006, the date of grant. Each stock option grant vests ratably over a 12 month period beginning on the date of grant.

The directors held options as of December 31, 2006, as follows:

	Vested	Unvested
Name	Options	Options

William Hasler	27,258	1,971
Larry D. Horner	0	0
Susan B. Parks	0	0
Michael Poulos	0	0
J. Bryan Whitworth	14,100	1,971

AUDIT COMMITTEE REPORT

For fiscal year 2006, the Audit Committee operated under a written charter adopted by our Board of Directors. The Audit Committee members’ responsibilities and functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal control over financial reporting.

During fiscal year 2006, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s then General Counsel, then Associate General Counsel or Executive Vice President, and our independent registered public accounting firm. In addition, the Director of Internal Audit attends all regularly scheduled Audit Committee meetings and also meets in private session with the Audit Committee on a regular basis. The Committee agenda is established by the Audit Committee’s Chairman, the Chief Financial Officer, and the Chief Accounting Officer. During 2006, the Audit Committee held private sessions with the Company’s independent registered public accounting firm.

The Audit Committee approved the engagement of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2006. The Audit Committee reviewed with the Company’s senior financial management Ernst & Young LLP’s overall 2006 audit plan and the results of audit examinations, including the evaluation of the Company’s internal control over financial reporting.

The Audit Committee held meetings on February 16 and March 18, 2007, and took the following actions regarding our 2006 audited consolidated financial statements:

•	reviewed and discussed the 2006 audited consolidated financial statements with our management; this included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the consolidated financial statements of the Company present fairly, in all material respects, the financial position and results of operations of the Company;

•	discussed with the independent registered public accounting firm, Ernst & Young LLP, matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence; and

•	in reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Commission.

This report furnished by the Audit Committee of our Board of Directors.
Messrs. Hasler, Poulos, and Whitworth

March 30, 2007

The report of the Audit Committee shall not be deemed to be “soliciting material” or to be filed with the Commission, nor shall this information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that Technical Olympic USA, Inc. specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MANAGEMENT

Our executive officers, their ages and positions, as of April 9, 2007, are as follows:

Name	Age	Position

Antonio B. Mon	62	Executive Vice Chairman, Chief Executive Officer, President, and Director
George Stengos	40	Executive Vice President and Director
Andreas Stengos	44	Executive Vice President and Director
Tommy L. McAden	44	Executive Vice President and Director
Stephen M. Wagman	46	Executive Vice President and Chief Financial Officer
Paul Berkowitz	58	Executive Vice President and Chief of Staff
John Kraynick	52	Vice President and Executive Vice President-TOUSA Homes
Mark Upton	49	Executive Vice President-TOUSA Homes
George Yeonas	52	Executive Vice President-TOUSA Homes
Harry Engelstein	72	Chairman-TOUSA Homes
Michael Glass	48	President — Financial Services
Randy L. Kotler	41	Senior Vice President and Chief Accounting Officer

Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Messrs. Mon, Stengos, and McAden appears under the caption “Proposal 1 — Election of Directors” set forth above.

Stephen M. Wagman became our Executive Vice President and Chief Financial Officer in January 2007. Prior to joining the Company, Mr. Wagman served as Executive Vice President of MasTec, Inc., a Miami-based contractor specializing in the building, installation, maintenance and upgrade of communication and utility infrastructure systems. At MasTec, Mr. Wagman oversaw the treasury, financial planning, mergers and acquisitions, and asset management organizations. Prior to MasTec, Mr. Wagman was the Chief Financial Officer of Peace Software International Limited, a utility CIS software developer.

Paul Berkowitz became our Executive Vice President and Chief of Staff in January 2007. Before joining TOUSA, Mr. Berkowitz was a principal shareholder at Greenberg Traurig, LLP, a major international law firm, where he served a wide variety of clients. Mr. Berkowitz concentrated on corporate and securities law and has extensive experience in financing transactions, public and private offerings, and mergers and acquisitions.

John Kraynick became an Executive Vice President of TOUSA Homes, Inc. in July 2006 and has served as Vice President of the Company since December 2004. Mr. Kraynick served as Senior Vice President of TOUSA Homes from 2002 until June 2006. Prior to that time, Mr. Kraynick served as Executive Vice President of Engle Homes, our predecessor in interest, since December 1998. He originally joined Engle Homes in March 1986. As Executive Vice President of Engle Homes, Mr. Kraynick coordinated the operations of that company’s seven divisions and oversaw land acquisition on a national level.

Mark Upton became an Executive Vice President of TOUSA Homes in February 2003. Mr Upton served as President of Engle Homes/Arizona, Inc. since 1997 and has spent 25 years in the homebuilding business. Prior to joining Engle Homes, Mr. Upton was Executive Vice President of UDC Homes and had regional responsibility for various operating divisions. Before UDC, he held various management positions with Ryan Homes.

George Yeonas became an Executive Vice President of TOUSA Homes in May 2005. Between November 2004 and May 2005, Mr. Yeonas provided consulting services to the Company. Prior to joining TOUSA Homes, Mr. Yeonas was a partner and chief operating officer of Rocky Gorge Homes. From 1997 to 2002, he was Chief Operating Officer, a Board Director and Chief Executive Officer of The Fortress Group. Before The Fortress Group, he held executive level positions with Arvida, NVR, and Trammell Crow.

Harry Engelstein became Chairman of TOUSA Homes, Inc. in June 2006, served as Senior Executive Vice President of TOUSA Homes, Inc. from April 2004 until June 2006, served as Executive Vice President of TOUSA Homes, Inc. from February 2003 to April 2004, and managed our South Florida division from June 2002 to February 2003. Mr. Engelstein began his career in homebuilding in Montreal, Canada, in 1960, as a contractor. In 1979, he moved to Florida to help form Engle Homes, Inc., our predecessor in interest. In 1992, Engle Homes went public, and Mr. Engelstein served as Executive Vice President and Corporate Chief Construction Manager.

Michael Glass became our President of Financial Services in July 2006, overseeing the operations of Universal Land Title, Inc., Preferred Home Mortgage Company, and Alliance Insurance and Information Services, LLC each a subsidiary of TOUSA. Mr. Glass founded Universal Land Title in 1986. He is active in local, state, and national organizations to set industry standards. In addition, he headed the acquisition of Alliance Insurance and Information Services offering homeowner’s insurance products to TOUSA homebuyers.

Randy L. Kotler served as our Interim Chief Financial Officer from June 2006 until January 2007 and Senior Vice President and Chief Accounting Officer since June of 2006. Mr. Kotler served as Vice President and Chief Accounting Officer from June 25, 2002. Prior to joining TOUSA, Mr. Kotler spent 13 years in public accounting, including the last five with Ernst & Young LLP in its Real Estate Group. Mr. Kotler is a certified public accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 9, 2007, regarding beneficial ownership of our common stock by

•	each person (or group of affiliated persons) who we know to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and our Named Executive Officers (as defined below); and

•	all of our current executive officers and directors as a group.

The percentage of beneficial ownership is based on 59,604,169 shares of our common stock outstanding on April 9, 2007.

This table is based on information supplied to us by our executive officers, directors, and principal stockholders and information filed with the Commission.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Percent Owned(1)

Technical Olympic S.A.(2)	39,899,975		66.94%
Konstantinos Stengos	283,197	(3)	*
Antonio B. Mon	2,655,009	(4)	4.26%
Andreas Stengos	236,322	(3)	*
George Stengos	230,322	(3)	*
Marianna Stengou	247,072	(3)	*
Larry D. Horner	36,760	(5)	*
William A. Hasler	37,376	(6)	*
Michael J. Poulos	19,606		*
Susan B. Parks	13,148		*
J. Bryan Whitworth	23,918	(7)	*
Tommy L. McAden	662,628	(8)	1.10%
John Kraynick	28,125	(9)	*
Mark Upton	75,000	(10)	*
Harry Engelstein	63,750	(11)	*
Randy Kotler	27,250	(12)	*
All directors and executive officers as a group (19 persons)	4,657,483	(13)	7.27%

*	Less than one percent.

Except as otherwise indicated, the address of each person named in this table is c/o Technical Olympic USA, Inc., 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021.

(1)	The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Commission. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of the security, or “investment power,” which includes the power to dispose of or direct the disposition of the security. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, in determining the number and percentage of shares beneficially owned by each person, shares issuable pursuant to options exercisable within 60 days after April 9, 2007, are deemed outstanding for purposes of determining the total number outstanding for such person and are not deemed outstanding for such purpose for all other stockholders. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	The principal business address of Technical Olympic S.A. is 20 Solomou Street, Alimos, Athens, Greece, 17456. Mr. Konstantinos Stengos owns more than 5% of the outstanding stock of Technical Olympic S.A.

(3)	Includes 226,322 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2007.

(4)	As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred stock options to various family-controlled entities. The total set forth above includes (i) 622,749 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007 that are beneficially owned by Maywood Investment Company, LLC (“MIC”), (ii) 967,307 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007 that are beneficially owned by a trust for the benefit of Mr. Mon’s adult children (the “Trust”), and (iii) 1,059,953 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007 that are beneficially owned by Maywood Capital, LLC (“MC”). Mr. Mon is not the managing member of MIC, nor does he own or control majority of the membership interests in MIC, and, accordingly, he disclaims beneficial ownership of the stock options owned by MIC. Mr. Mon disclaims beneficial ownership of the stock options held by the Trust, and, although he has a pecuniary interest in MC, he also disclaims beneficial ownership of the stock options held by MC.

(5)	Includes 11,194 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(6)	Includes 34,826 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(7)	Includes 21,668 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(8)	Includes 662,503 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(9)	Includes 28,125 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(10)	Includes 65,625 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(11)	Includes 56,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(12)	Includes 27,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

(13)	Includes 4,468,363 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007.

Security Ownership of Principal Stockholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock on March 31, 2007.

		Percent of
	Number of Shares and Nature of	Outstanding
Name and Address	Beneficial Ownership	Shares

Technical Olympic S.A.	39,899,975 shares of Common Stock(1)(2)	66.94%
20 Solomou Street Athens, Greece 17456
Jeffrey L. Gendell and related companies	4,789,093 shares of Common Stock(3)	8.03%
55 Railroad Avenue Greenwich, CT 06830

(1)	TOSA entered into a Pledge Agreement dated June 16, 2006 in favor of Alpha Bank S.A. in connection with a €20,000,000 bond issue by TOSA. Pursuant to the Pledge Agreement, TOSA initially pledged and assigned to the bond holders, and created a first priority security interest in, all of its rights, title and interest in and to 5,500,000 shares of the Company’s common stock. On October 5, 2006, March 20, 2007 and April 3, 2007 pursuant to the terms of the Pledge Agreement, TOSA pledged and assigned to the bond holders and created a first priority interest in, all of its rights, title and interest in and to an additional 2,400,000, 3,100,000 and 9,600,000 shares, respectively.

(2)	TOSA entered into a Pledge Agreement dated December 28, 2006 in favor of Bank of Cyprus Public Company Limited in connection with a €10,000,000 bond issue by TOSA. Pursuant to the Pledge Agreement, TOSA initially pledged and assigned to the bond holders, and created a first priority security interest in, all of its rights, title and interest in and to 4,500,000 shares of the Company’s common stock. On March 14, 2007 and April 3, 2007, pursuant to the terms of the Pledge Agreement, TOSA pledged and assigned to the bond holders and created a first priority interest in, all of its rights, title and interest in and to an additional 800,000 and 5,000,000 shares, respectively.

(3)	Information based solely on Schedule 13G/A dated December 31, 2006 filed with the Securities and Exchange Commission jointly by Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell. The Schedule 13G/A indicates that at December 31, 2006: (a) Tontine Overseas Associates, L.L.C. with 1,731,935 shared voting and dispositive power; (b) Tontine Capital Partners, L.P. with 3,057,158 shared voting and dispositive power; (c) Tontine Capital Management, L.L.C. with 3,057,158 shared voting and dispositive power; and, (d) Jeffrey L. Gendell with 4,789,093 shared voting and dispositive power.

COMPENSATION COMMITTEE REPORT

The Compensation, Human Resources and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TOUSA’s proxy statement.

Compensation, Human Resources and Benefits Committee

Michael J. Poulos — Chairman
Larry D. Horner
Susan B. Parks

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Guiding Principles.  Our compensation philosophy was developed to balance and align the goals of stockholders and executive management. Because a given year’s results are seldom the immediate or sole consequence of executive actions taken in that year, the Human Resources, Compensation and Benefits Committee pursues a compensation policy that recognizes efforts, results, and responsibilities over a longer time horizon. In administering compensation policy, the Compensation Committee establishes executive officers’ base salaries and variable compensation, consisting of cash bonuses and various types of longer-term incentives. The Compensation Committee’s decision making process encompasses three underlying principles:

•	compensation should be adequate to attract and retain qualified associates,

•	compensation paid to such associates should be based on their individual duties and responsibilities and their relative contribution to overall results, and

• compensation should reflect remuneration levels for comparable positions inside and outside the organization. The Committee reviews the Company’s compensation policies at least annually with its overall review of executive compensation.

Our program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase stockholder value. We analyze our competitors’ compensation principles. Our philosophy is that we need to pay our senior associates between the mean and 75th percentile in order to retain the senior associates in light of intense competition for senior managers in the homebuilding industry. Our compensation philosophy puts a strong emphasis on pay for performance to correlate the long-term growth of stockholder value with management’s most significant compensation opportunities. In addition, we support a performance oriented environment that rewards achievement of both our internal goals and enhanced Company performance as measured against performance levels of comparable companies in the industry. Finally, we believe that the Company must have the flexibility to deal with market conditions which are outside the control of management and to establish a compensation program designed to attract, motivate and retain executive officers, particularly in light of the challenges currently facing the homebuilding industry. As such, the Company may elect to pay bonuses related to the achievement of goals which are not tied to arithmetic formulas.

The four primary components of compensation for our senior executives are base salary, annual cash incentive bonus, our performance unit program, and a stock option and restricted stock plan.

The relative weighting of the four components is designed to strongly reward long-term performance. Base pay is targeted at or below median market levels and typically represents (12% to 15%) of total annual compensation. The annual cash incentive component is targeted at the 60th percentile of our peer group and depends on the achievement of annual performance objectives that are established in advance of the performance year being measured. If performance objectives are met, this component would represent approximately (20% to 30%) of total annual compensation. Finally, the long-term equity component is (55% to 60%) of total annual compensation and represents an opportunity to earn value in future years for our most senior executives, but only to the extent there is long-term growth in stockholder value through stock appreciation.

The long-term component of compensation has historically most often been provided in the form of stock options that vest ratably over three to five years. The Compensation Committee has used stock options, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased share price. We believe this creates strong alignment between the interests of management and stockholders. We also believe stock options help us attract and retain talented executives.

Determination of Compensation.  Our Compensation Committee is composed entirely of independent outside directors and is responsible for setting our compensation policy. The Compensation Committee also has responsibility for setting each component of compensation for the chief executive officer with the assistance and guidance of an independent professional compensation advisor. The Compensation Committee is also responsible for setting the total compensation of members of the Board of Directors. The chief executive officer and the vice president of human resources, develop initial recommendations for all components of compensation for the direct reports of the chief executive officer and presents their recommendations to the Compensation Committee for review and approval. Mr. Mon presents an evaluation of the executive officers who report directly to him to the Committee. The evaluation was based on performance by each of the executive officers against certain criteria A primary measure was financial performance as against budget. Review of performance with respect to our strategic plans was also considered. Rather than employing strictly formulaic approaches, these factors were considered as a whole to determine compensation.

The Compensation Committee desires to establish appropriate incentives for management to achieve excellence in financial performance. While the primary performance measure under our Long-Term Incentive Plan (the “LTIP”) is our net income, the Compensation Committee also sets earnings per share (“EPS”) objectives at the beginning of the performance year for expected performance. In determining actual annual cash bonuses, the Compensation Committee considers the EPS growth of the peer group of homebuilders relative to our EPS growth, and makes adjustments in the actual incentive payment amounts under the LTIP to reflect our actual performance relative to peer companies. The expectation is that material weight should be given to performance relative to peers, in part to neutralize positive or negative factors that are outside the control of management.

Policies for Equity Award Grants.  The annual long-term equity awards have historically been made once a year at the February meeting of the Compensation Committee. The grants are made with an exercise price equal to the closing market price of our common stock on the date of grant.

Delegated authority may not be used to make grants to anyone who is an officer described in Section 16 of the Securities Exchange Act or who is a covered executive under Section 162(m) of the Internal Revenue Code, as amended. Those grants must be, and are, made by the Compensation Committee at a regularly scheduled or special meeting.

The Compensation Committee has maintained a consistent policy against repricing stock options. Stock options, are a critical component of our compensation strategy and our goals of aligning management’s interests with those of shareholders.

Tax Deductibility of Pay.  Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is not paid pursuant to a plan approved by stockholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as a compensation expense by us. Compensation decisions for the executive officers are made with full consideration of the implications of Section 162(m). Although the Compensation Committee intends to structure arrangements in a manner that preserves deductibility under Section 162(m), it believes that maintaining flexibility is important and reserves the right to pay amounts or make awards that are nondeductible. The LTIP and the Amended and Restated Annual and Long-Term Incentive Plan were approved by our stockholders and include the provisions necessary to make payments and grant awards that satisfy the performance-based exception under Section 162(m). Annual incentive bonuses under the LTIP and stock option awards granted under the 2001 Stock Incentive Plan are intended to meet the performance-based exception under Section 162(m).

Recoupment of Annual Incentives.  The Compensation Committee will evaluate the facts and circumstances surrounding any restatement of earnings (should one occur) and, in its sole discretion, may accordingly adjust compensation of the chief executive officer and others as it deems appropriate, especially related to annual cash incentive awards.

Components of Our Compensation Program

Base Pay.  The base pay component of total compensation is paid in cash on a semi-monthly basis. The levels of base salaries are generally targeted at or below the median level of the peer group, typically around the 45th percentile. The individual’s relative position of the median pay level is based on a variety of factors, including experience and tenure in a position, scope of responsibilities, individual performance and personal contributions to corporate performance. Annual increases, if any, are based on these same factors. Highly experienced and long-tenured executives would not typically receive an increase in base pay each year. The median pay levels are determined from survey information provided by nationally recognized consulting firms that gather compensation data from many companies. The specific companies included in the peer group listed above.

Cash Incentive Bonus.  The Human Resources, Compensation, and Benefits Committee evaluated and approved bonuses with respect to 2006 performance for our senior officers. The bonus formulas contained in the employment agreements of the Company’s senior officers are designed to reward personal contribution and performance, measured by reference to performance measures tailored to the particular responsibilities of the specific senior officer, such as achievement of specified targets for return on equity, Company net income, regional/divisional profit goals, regional/divisional contribution targets, customer service rankings, and/or overall performance. In the budgeting process, a profit goal or regional contribution target is set for each division and region, and minimum threshold performance criteria for regional and divisional officers must be reached before any bonus awards will be granted. In addition, the individual performance of each senior officer and/or any extraordinary or unusual circumstances or events are taken into consideration in making bonus awards. As a result, the Human Resources, Compensation, and Benefits Committee has the discretion to and does, from time to time, grant discretionary bonuses in excess of the amounts resulting from the bonus formulas contained in the relevant employment agreements for the Company’s senior officers.

Performance Unit Program Awards.  In February 2005, the Human Resources, Compensation, and Benefits Committee made grants of performance units under the Company’s Performance Unit Program (“PUP”) to various officers and other employees of the Company. The performance units are payable in cash and vest at the end of a specified three-year vesting period based upon the Company’s achievement of return on equity and cumulative earnings targets approved by the Human Resources, Compensation, and Benefits Committee. Performance units granted to officers and employees who resign or whose employment is terminated other than for cause, and who have been employed for two years during the applicable vesting period, are entitled to a pro rata portion of the value of their performance units, paid in accordance with the standard payout schedule described below. The value of a performance unit equals the appreciation of one share of Company stock from the beginning to the end of the vesting period, and may be increased based upon the extent to which the relevant return on equity and cumulative earnings targets are exceeded. Under the PUP, the value of one share of the Company’s common stock on any given date equals the weighted average stock price (based on trading volume) of one share of the Company’s common stock during the 90 days prior to an including the date for which the value is being calculated. Once vested, the performance units are paid in two equal annual installments on each March 31 following the end of the three year vesting period. Outstanding performance unit awards are subject to adjustment in the event of stock splits or stock dividends, extraordinary cash dividends or other similar events. The performance units granted to officers and employees with corporate responsibilities (including all of the Named Executive Officers) vest immediately upon the occurrence of a change of control of the Company.

The following table provides information regarding the performance units granted to our named Executive Officers during the year ended December 31, 2005 and the vesting period of the performance units. The estimated future payouts of the performance units upon the completion of the vesting period cannot presently be determined as it is based on our stock price.

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number of Shares,	Performance or Other Period
Name	Units or Other Rights (#)	Until Maturation or Payout

Antonio B. Mon	0	1/1/2005 to 12/31/2007
David J. Keller	62,500	1/1/2005 to 12/31/2007
John Kraynick	25,000	1/1/2005 to 12/31/2007
Mark Upton	31,250	1/1/2005 to 12/31/2007
Harry Engelstein	37,500	1/1/2005 to 12/31/2007
Randy Kotler	9,375	1/1/2005 to 12/31/2007

No performance units were awarded in 2006.

Stock Options and Restricted Stock.  The Technical Olympic USA, Inc. Amended and Restated Annual and Long-Term Incentive Plan (the “Plan”) provides that any employee, consultant, or director of the Company, its subsidiaries, its parent corporation, and affiliated entities is eligible to receive stock options, restricted stock, performance awards, phantom shares, bonus shares, or other stock based awards, either separately or in combination. The number of shares of common stock with respect to which awards may be granted under the Plan is 8,250,000, subject to adjustment. The Plan is intended to promote the interests of the Company by encouraging more senior associates to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of ownership and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the Company’s business, thereby advancing the interests of the Company and its stockholders. The Plan is used on a limited basis to attract and retain more senior associates. Options were awarded to Antonio B. Mon during 2006. As of December 31, 2006, 7,712,569 options were outstanding under the Plan, and 55,495 shares of Restricted Stock had been granted under the Plan.

Executive Savings Plan.  Effective December 1, 2004, the Company implemented the Technical Olympic USA, Inc. Executive Savings Plan (the “Savings Plan”). The Savings Plan allows a select group of management or highly compensated employees of the Company or certain of the Company’s subsidiaries to elect to defer up to 90% of their salary and up to 100% of their bonus. The Company credits an amount equal to the compensation deferred by a participant to that participant’s deferral account under the Savings Plan. Each participant’s deferral account is credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts that they choose to defer under the Savings Plan. The deferred compensation credited to a participant’s account is payable in cash, commencing upon a date specified in advance by the participant pursuant to the terms of the Savings Plan or, if earlier, the termination of the participant’s employment with the Company or its subsidiary, subject to certain provisions allowing accelerated distributions in the event of disability, certain “changes of control” of the Company and/or unforeseeable emergencies. The Company does not make any contributions under the Savings Plan and may terminate the Savings Plan and discontinue any further deferrals under the Savings Plan at any time. The obligation to make distributions from participant accounts under the Savings Plan is an unsecured, general obligation of the Company.

Health and Insurance Plans.  The Named Executive Officers are eligible to participate in company-sponsored benefit programs on the same terms and conditions as those made available to salaried associates generally. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that associates have access to healthcare and income protections for themselves and their family members. Under TOUSA’s medical plans, higher paid associates are required to pay a significantly higher amount of the total premiums, while the premiums paid by lower paid associates receive a higher subsidy from TOUSA.

The following tables present certain summary information concerning compensation earned for services rendered by (i) our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers whose total annual salary and bonus in 2006 exceeded $100,000 during the fiscal year ended December 31, 2006 (the “Named Executive Officers”). The form of the tables is set by SEC Regulation.

2006 EXECUTIVE COMPENSATION TABLE

									Change in
							Non-Equity		Pension
							Incentive		Value and		All other
		Salary		Bonus	Stock	Option	Plan		NQDC		Compensation
Name and Principal Position	Year	($)		($)(a)	Awards	Awards	Compensation(a)		Earnings		($)		Total

Antonio B. Mon	2006	1,200,562		1,000,000	—	2,894,149	—		—		264,795	(1)	2,465,357
Chief Executive Officer, President and Director
David J. Keller(b)	2006	211,860	(4)	30,000	—	27,610	—		84,329	(5)	—		326,189
Senior Vice President, CFO and Treasurer
Randy Kotler	2006	316,667		370,833	—	27,151	79,168		—		10,500	(2)	777,168
Senior Vice President, Interim CFO and Chief Accounting Officer
Mark Upton	2006	420,000		1,229,900	—	54,302	770,100	(6)	—		—		2,420,000
Executive Vice President — TOUSA Homes
John Kraynick	2006	500,000		640,000	—	72,109	1,760,000		—		—		2,900,000
Vice President and Executive Vice President — TOUSA Homes
Harry Engelstein	2006	500,000		1,550,000	—	108,252	—		—		30,540	(3)	2,080,540
Chairman — TOUSA Homes

(a)	All bonus payments are subject to the approval of the Board of Directors of the Company or relevant Board committee.

(b)	Individual became an executive officer of the Company during the fiscal year ended December 31, 2004 and was no longer an executive officer of the Company as of June 1, 2006.

(1)	The amount includes $60,000 paid for life insurance policies, $51,636 paid in tax gross-up payments on such premiums, $36,286 for personal use of a corporate automobile, $54,000 for personal use of a corporate apartment, $29,287 tax gross-up on the automobile and apartment, $25,646 for personal use of a corporate aircraft, and the balance represents the taxable portion of premiums paid by the Company on group term life insurance and tax gross-up payments on them.

(2)	Annual auto allowance for 2006.

(3)	The amount includes a $12,000 auto allowance and $18,540 for the taxable portion of premiums paid by the Company on group term life insurance.

(4)	Base salary amount does not include $1,134,000 earned by the executive during 2006 as a consultant to the Company subsequent to his employment by the Company.

(5)	This amount represents changes in the market value of the Company’s NQDC savings plan.

(6)	Annual bonus calculated based on applying a number of factors to the Company’s west region performance.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings		Aggregate	Aggregate Balance
	Last Fiscal	Last Fiscal	in Last		Withdrawals/	at Last Fiscal Year
Name	Year ($)	Year ($)	Fiscal Year ($)		Distributions ($)	End ($)

David J. Keller(a)	270,988	—	84,182(	b)	—	967,650
Senior Vice President, Chief Financial Officer and Treasurer

The Company’s NQDC plan commenced in December 2004.

(a)	The individual became an executive officer of the Company during the fiscal year ended December 31, 2004 and was no longer an executive officer of the Company as of June 1, 2006. This individual was the only executive officer participating in the plan.
(b)	Net of $147 in fees to plan administrator.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options, unvested restricted stock, and other equity incentive plan awards held at the end of fiscal year 2006 by the executive officers named in the Executive Compensation Table.

	Option Awards						Stock Awards
	Number of		Number of				Number of
	Securities		Securities				Shares or	Market Value
	Underlying		Underlying				Units of	of Shares or
	Unexercised		Unexercised		Option		Stock Held	Units of Stock
	Options		Options		Exercise	Option	That Have	That Have
	(#)		(#)		Price	Expiration	Not Vested	Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)	($)(1)

Antonio B. Mon	—		661,970	(1)(2)	23.62	12/31/17	—	—
	—		661,970	(1)(3)	23.62	12/31/18
	246,001	(4)(5)	643,160	(4)(5)	9.16	12/31/12
	428,097	(4)(6)	—		9.16	12/31/12
	658,636	(4)(7)	—		10.08	12/31/12
	658,636	(4)(8)	—		11.09	12/31/12
	658,639	(4)(9)	—		12.20	12/31/12
David Keller	—		—		—	—	—	—
Mark Upton	9,375		—		10.08	03/03/13	—	—
	18,750		—		10.61	03/03/13
	18,750		—		11.14	03/03/13
	—		18,750	(10)	11.67	03/03/13
	—		18,750	(11)	12.20	03/03/13
John Kraynick	9,375		—		17.25	03/03/14	—	—
	9,375		—		18.98	03/03/14
	—		9,375	(12)	20.88	03/03/14
	—		9,375	(13)	22.96	03/03/14
	—		9,375	(14)	25.25	03/03/14
Harry Engelstein	7,500		—		10.61	03/03/13	—	—
	7,500		—		11.14	03/03/13
	—		7,500	(10)	11.67	03/03/13
	—		7,500	(11)	12.20	03/03/13
	11,250		—		17.25	03/03/14
	11,250		—		18.98	03/03/14
	—		11,250	(12)	20.88	03/03/14
	—		11,250	(13)	22.96	03/03/14
	—		11,250	(14)	25.25	03/03/14
Randy L. Kotler	8,500		—		10.61	03/03/13	—	—
	9,375		—		11.14	03/03/13
	—		9,375	(10)	11.67	03/03/13
	—		9,375	(11)	12.20	03/03/13

(1)	On May 22, 2006, the non-qualified options were erroneously reported as being gifted to a trust for the benefit of Mr. Mon’s adult children. On March 9, 2007, pursuant to examination and review of records, the options were deemed to have never been gifted and Mr. Mon has been, since the grant of the non-qualified options and remains to date, the legal and beneficial owner of the options.

(2)	These non-qualified stock options vest on December 31, 2007.

(3)	These non-qualified stock options vest on December 31, 2008.

(4)	As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred stock options to various family-controlled entities. The total set forth above includes (i) 622,749 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007 that are beneficially owned by Maywood Investment Company, LLC (“MIC”), (ii) 967,307 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007 that are beneficially owned by a trust for the benefit of Mr. Mon’s adult children (the “Trust”), and (iii) 1,059,953 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 9, 2007 that are beneficially owned by Maywood Capital, LLC (“MC”). Mr. Mon is not the managing member of MIC, nor does he own or control majority of the membership interests in MIC, and, accordingly, he disclaims beneficial ownership of the stock options owned by MIC. Mr. Mon disclaims beneficial ownership of the stock options held by the Trust, and, although he has a pecuniary interest in MC, he also disclaims beneficial ownership of the stock options held by MC.

(5)	These options fully vest on December 31, 2009. However, these options are subject to accelerated vesting, in accordance with the following schedule, depending on whether and to what extent the Company’s common stock price exceeds the average common stock price of a specified peer group at the end of each performance period. Up to 296,387 may vest on December 31, 2004 (246,001 vested), up to 296,387 may vest on December 31, 2005 (acceleration criteria not met), and up to 296,387 may vest on December 31, 2006 (acceleration criteria not met).

(6)	These non-qualified options were immediately available on the grant date of December 31, 2002.

(7)	These non-qualified options vested on January 1, 2003.

(8)	These non-qualified options vested on January 1, 2004.

(9)	These non-qualified options vested on January 1, 2005.

(10)	These non-qualified options will vest on March 3, 2007.

(11)	These non-qualified options will vest on March 3, 2008.

(12)	These non-qualified options will vest on March 3, 2007.

(13)	These non-qualified options will vest on March 3, 2008.

(14)	These non-qualified options will vest on March 3, 2009.

Option Exercises and Stock Vested

The following table shows option exercises and stock vested for the named executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

Antonio B. Mon	0	0	—	—
David Keller	0	0	—	—
Randy L. Kotler	0	0	—	—
Mark Upton	9,375	$90,094	—	—
John Kraynick	0	0	—	—
Harry Engelstein	7,500	$74,400	—	—

(1)	The value realized on exercise was determined by subtracting the option exercise price from the market price of the stock on the date of exercise, multiplied by the number of shares being exercised.

Employment Agreements

Antonio B. Mon

Effective July 26, 2003, Antonio B. Mon and the Company entered into an Amended and Restated Employment Agreement with a term ending on December 31, 2008. Pursuant to that agreement, Mr. Mon serves as our Chief Executive Officer, President, and Executive Vice Chairman, as well as one of our directors. The agreement provides that Mr. Mon will receive an initial base salary of $968,000 with annual increases of a minimum of 10% per year until the agreement expires or is terminated. Mr. Mon is also entitled to an annual bonus, based upon the extent to which the Company’s meets and/or exceeds specified adjusted net income and return on equity targets. The employment agreement also allows Mr. Mon to use a corporate automobile and a corporate apartment located in Fort Lauderdale, Florida, and grants Mr. Mon the option to purchase such apartment at the Company’s original cost upon the termination, for any reason, of his employment with the Company. In addition, Mr. Mon receives on an annual basis a bonus equal to One Million Dollars ($1,000,000), payable not less than monthly during the year in accordance with TOUSA’s regular payroll practices.

On January 13, 2006, Mr. Mon’s employment agreement was amended (the “Amendment”) to replace the provisions in Mr. Mon’s then-existing employment agreement that granted Mr. Mon the right to receive an equity incentive compensation grant in each of 2007 and 2008 in an amount equal to one percent (1%) of the Company’s then outstanding shares on a fully-diluted basis. Although the form of the equity incentive compensation was to be mutually agreed upon by Mr. Mon and the Company, the employment agreement provided that the equity incentive compensation grant was to be the economic equivalent of options to purchase shares of the Company’s common stock with exercise prices (subject to specified adjustments) of $16.23 for the 2007 grant and $17.85 for the 2008 grant, vesting one year from the grant date and exercisable for ten years. If the equity incentive compensation contemplated in Mr. Mon’s employment agreement were granted in the form of stock options having the terms described above, the Company’s ability to deduct the compensation expense associated with such equity incentive compensation could be limited by the provisions of Section 162(m) of the Internal Revenue Code (“Code”).

In order to avoid the potential for a loss of deductibility to the Company, and to address the impact of the provisions of Section 409A of the Code (which was adopted subsequent to the Company’s agreement to make the equity incentive compensation grants described above), the Amendment provides that in lieu of the foregoing equity incentive compensation, the Company granted Mr. Mon an option to purchase 1,323,940 shares of the Company’s common stock (which equals approximately 2% of the Company’s outstanding common stock on a fully-diluted basis as of December 31, 2005) (the “2006 Option Grant”). The Company also agreed to pay Mr. Mon an additional cash bonus for 2006 of $8,711,525 (the “Additional 2006 Bonus”) upon satisfaction of certain criteria intended to satisfy the requirements of Section 162(m) of the Code. The criteria were not met and the payment was not made. The options have an exercise price of $23.62 per share (which was the closing price of a share of the Company’s common stock on the New York Stock Exchange on January 13, 2006) and vest in equal installments on December 31, 2007 and December 31, 2008, subject to acceleration in the event that Mr. Mon is terminated by the Company for any reason other than cause or if Mr. Mon terminates his employment for good reason. The options are exercisable for ten years from the date of vesting.

John Kraynick

On January 13, 2006, the Company entered into a new employment agreement with John Kraynick pursuant to which he serves as Senior Vice-President of Land for the Company’s homebuilding operations. The agreement initially expires on December 31, 2008, but is subject to automatic one year renewals thereafter unless either party gives six month notice of its intent not to renew. Pursuant to the agreement, Mr. Kraynick is entitled to receive an initial annual base salary of $500,000, subject to adjustment in subsequent years based on Mr. Kraynick’s performance, Company operating results and industry practices, and is eligible to earn an annual performance-based bonus, calculated as described below.

Pursuant to a November 7, 2006 amendment, Mr. Kraynick received a bonus for 2006 in the amount of $2,400,000. For 2007, Mr. Kraynick will receive bonus payments for meeting certain quantitative and qualitative performance criteria with a minimum payment of $1,760,000.

Mark Upton

Effective January 1, 2005 the Company and Mr. Upton entered an employment agreement pursuant to which he serves as an Executive Vice President of our homebuilding operations. The agreement expires on December 31, 2007. Mr. Upton is entitled to a base salary of $420,000 and a discretionary bonus equal to 0.5% of pre-tax earnings for our Company’s western region after a capital charge based on average monthly inventory. Mr. Upton is also entitled to participate in the Company’s Performance Unit Plan.

Harry Engelstein

Effective December 1, 2004, the Company and Mr. Engelstein entered into an employment agreement pursuant to which he serves as Senior Executive Vice President of our homebuilding operations. The agreement expires on December 31, 2006 and is subject to automatic one-year renewals thereafter unless either party gives the other notice of its intent not to renew. Pursuant to the agreement, Mr. Engelstein is entitled to receive a base salary of $500,000, subject to increase, and an annual bonus in an amount equal to $50,000 more than the next highest annual bonus paid to an Executive Vice President of the Company’s homebuilding operations. Mr. Engelstein is also entitled to participate in the Company’s Performance Unit Program.

Randy Kotler

Effective January 1, 2005 the Company and Mr. Kotler entered an employment agreement pursuant to which he serves as Chief Accounting Officer of the Company. The agreement expires on December 31, 2008. Pursuant to the employment agreement, Mr. Kotler is entitled to a base salary of $264,991 and an annual performance based bonus of twenty-five percent (25%) of Mr. Kotler’s base salary. Mr. Kotler is also entitled to participate in the Company’s Performance Unit Plan.

David J. Keller

Effective May 1, 2004, David J. Keller and the Company entered into an employment agreement pursuant to which Mr. Keller served as our Senior Vice President, Chief Financial Officer and Treasurer. The agreement expires on April 30, 2007. The agreement provided that Mr. Keller would receive a base salary of $450,000, subject to increase, and he was targeted to earn an annual cash bonus of up to 100% of his base salary.

If Mr. Keller’s employment was terminated by the Company without cause, or by Mr. Keller for good reason (including a change of control of the Company), Mr. Keller would be entitled to receive (i) his base salary for the remainder of the agreement term, (ii) a pro-rated bonus for the year of termination, (iii) an additional amount equal to the aggregate bonus that would have been payable during the remainder of the agreement term (other than the year in which the termination occured), based on the highest bonus paid to Mr. Keller during the prior three fiscal years, (iv) any Accrued Obligations, and (v) the fair market value of any benefits and other perquisites to be provided to Mr. Keller for the remainder of the agreement term. If Mr. Keller’s employment was terminated for cause, he would be entitled to receive any Accrued Obligations. If Mr. Keller’s employment was terminated due to disability or death, Mr. Keller’s would be entitled to receive any Accrued Obligations and a pro-rated bonus for the year of termination.

On March 31, 2006, Mr. Keller resigned as Chief Financial Officer, effective May 31, 2006. The Company and Mr. Keller entered into a one-year consulting agreement, effective June 1, 2006, pursuant to which Mr. Keller continues to provide business and financial advisory services to the Company and receives a monthly fee of $162,000. The consulting agreement contains customary non-disclosure and non-solicitation provisions

Provisions in the Employment Agreements Generally

Each of the employment agreements described above also contains non-compete and non-disclosure provisions in the event of the respective officer’s termination of employment.

Potential Payments upon Termination or Change in Control

In the event of termination by us without cause, or in the event Mr. Mon terminates for good reason or due to a change in control, we will pay Mr. Mon a termination payment equal to the greater of (a) three times the sum of his highest base salary and annual cash bonus paid in the three years prior to such termination and the value of his fringe benefits, or (b) the aggregate amount of his base salary, his annual cash bonuses, and the value of the fringe benefits that would be payable for the remainder of the agreement term. The options to purchase 1,323,940 shares granted to Mr. Mon in 2006 immediately vest and he will also receive continued health plan coverage until age 65 or until he becomes covered under another plan. In the event of termination by the Company for cause or due to Mr. Mon’s death or disability, Mr. Mon or his estate is entitled to any earned but unpaid salary, a pro rata bonus for the year of termination, and any other accrued obligations or unreimbursed business expenses. The employment agreement with Mr. Mon also provides that if payments are deemed to constitute “excess parachute payments” and he becomes liable for any tax penalties imposed thereon, the Company will make a cash payment to him in an amount equal to the tax penalties.

If Mr. Kraynick’s employment is terminated by the Company without cause or by Mr. Kraynick for good reason, Mr. Kraynick will be entitled to receive (i) his base salary for the greater of two full years or the remainder of the agreement term (as it may be extended from time to time), (ii) a bonus for the year of termination calculated in accordance with the terms of the employment agreement, (iii) an additional amount equal to the aggregate bonus that would have been payable for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), based on the average bonus paid to Mr. Kraynick during the prior three fiscal years, (iv) the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and (v) any Accrued Obligations. If Mr. Kraynick’s employment is terminated for cause or if Mr. Kraynick resigns, he is entitled to receive any Accrued Obligations. If Mr. Kraynick’s employment is terminated due to disability or death, he or his estate is entitled to receive any Accrued Obligations, plus a pro-rated bonus for the year of termination.

If Mr. Upton’s employment is terminated by the Company without cause, or by Mr. Upton for good reason, Mr. Upton will be entitled to receive (i) his base salary for the remainder of the agreement term, (ii) a bonus payment in an amount equal to twelve months’ prior bonus paid to Mr. Upton, (iii) any Accrued Obligations, and (iv) the fair market value of any benefits and other perquisites to be provided to Mr. Upton for the remainder of the agreement term. If Mr. Upton’s employment is terminated for cause, or due to Mr. Upton’s disability or death, he is entitled to receive the Accrued Obligations. In addition, the employment agreement provides Mr. Upton the right to terminate the employment agreement in the event of a “change of control” of the Company. Upon a termination by Mr. Upton following a change of control, Mr. Upton will be entitled to receive a termination payment equal to (a) his base salary for the remainder of the agreement term and (b) a bonus payment in an amount equal to twelve months’ prior bonus paid to Mr. Upton.

If Mr. Engelstein’s employment is terminated by the Company without cause, or by Mr. Engelstein for good reason, Mr. Engelstein will be entitled to receive (i) his base salary for the greater of two full years or the remainder of the agreement term, (ii) his bonus for the year in which his employment terminates, (iii) a bonus, based on the average bonus paid to Mr. Engelstein in the prior three fiscal years, for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), (iv) any Accrued Obligations, and (v) the fair market value of any benefits and other perquisites to be provided to Mr. Engelstein for the remainder of the agreement term. If Mr. Engelstein’s employment is terminated for cause, he is entitled to receive any Accrued Obligations. If Mr. Engelstein’s employment is terminated due to disability or death, Mr. Engelstein or his estate is entitled to receive any Accrued Obligations and a prorated bonus for the year of termination.

If Mr. Kotler’s employment is terminated by the Company without cause or by Mr. Kotler for good reason, Mr. Kotler will be entitled to receive (i) his base salary for the remainder of the non-solicit period, and (ii) the fair market value of any benefits and other perquisites to be provided to Mr. Kotler for the remainder of the agreement term. If Mr. Kotler’s employment is terminated for cause he is entitled to receive the Accrued Obligations. If Mr. Kotler’s employment is terminated due to disability or death he is entitled to receive the Accrued Obligations and the Pro-Rata Bonus. In addition, the employment agreement provides Mr. Kotler the right to terminate the employment agreement in the event of a “change of control” of the Company. Upon a termination by Mr. Kotler following a change of control, Mr. Kotler will be entitled to receive a termination payment equal to (a) his base salary for the remainder of the agreement term and (b) a bonus payment in an amount equal to twelve months’ prior bonus paid to Mr. Kotler.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all existing equity compensation plans as of December 31, 2006.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,712,569	$13.04	327,561
Equity compensation plans not approved by security holders	—	—	—
Total	7,712,569	$13.04	327,561

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

In June 2003, we entered into an Amended and Restated Management Services Agreement with TOI, our former parent company, and in connection with an October 2003 restructuring transaction, TOI assigned its obligations and rights under the Amended and Restated Management Services Agreement to TOSI, a Delaware corporation wholly owned by TOSA. Under the Amended and Restated Management Services Agreement, TOSI provided consultation with and assistance to our Board of Directors and management in connection with issues involving our business, as well as other services requested from time to time by our Board of Directors. In consideration for providing such services, the agreement requires us to pay TOSI an annual management fee of $500,000 and, to the extent our net income for any fiscal year meets established targets, additional annual incentive fees, which may not exceed $3.0 million. Pursuant to the agreement, we have agreed to indemnify TOSI for any liability incurred by it as a result of the performance of its duties other than any liability resulting from TOSI’s gross negligence or willful misconduct. We may terminate the agreement upon six months’ prior written notice. For the years ended December 31, 2005 and December 31, 2006, we have made payments of $3,000,000 and $500,000, respectively, to TOSI under this agreement. The agreement expires on December 31, 2007.

Purchasing Agreements

In order to consolidate the purchasing function, we and our subsidiary TOUSA Homes, Inc. entered into non-exclusive purchasing agreements with TOSA in November 2000. Under the purchasing agreements, TOSA would purchase certain materials and supplies necessary for operations on our respective behalves and provide them to us at cost. No additional fees or other consideration are paid to TOSA. These agreements may be terminated upon 60 days’ prior notice. TOSA purchased an aggregate of $366.9 million of materials and supplies on our behalf for the year ended December 31, 2006.

Certain Land Bank Transactions

We have sold certain undeveloped real estate parcels to, and entered into a number of agreements (including option contracts and construction contracts) with, Equity Investments LLC, a limited liability company controlled by Alec Engelstein, Harry Engelstein’s brother. We made payments of $15.1 million to Equity Investments LLC pursuant to these agreements during the year ended December 31, 2006, and, as of December 31, 2006, had options to purchase from Equity Investments LLC additional lots for a total aggregate sum of approximately $30.8 million. We believe that the terms of these various agreements approximate those that we would have received in transactions with unrelated third parties.

Other Transactions

During 2006, Design Center, Inc. has provided the Company with materials and interior design services for our model homes at a cost of $505,124. The owner of Design Center, Inc. is the daughter of the Chairman of TOUSA Homes, Inc., a subsidiary of the Company. We believe that all transactions with Design Center, Inc. have been on reasonable commercial terms.

PROPOSAL 2

APPROVAL OF AMENDMENT TO CHANGE THE COMPANY’S NAME

Background and Purpose

On January 18, 2006, the Company entered into a Settlement Agreement with the United States Olympic Committee (“USOC”) agreeing to select a new name for the Company that does not include any form of the mark “Olympic.” On February 16, 2007, the Board of Directors approved an amendment to our Certificate of Incorporation changing the name of the Company to TOUSA, Inc. A copy of the proposed Amendment to the Certificate of Incorporation, as previously amended, in substantially the form to be filed with the Secretary of State of Delaware, is attached hereto as Exhibit A, and incorporated herein by reference. All stockholders are urged to carefully review Exhibit A. We believe that the new name will promote public recognition of the Company.

Recommendation of our Board of Directors

We recommend that you vote your shares for the approval of the Amendment to the Certificate of Incorporation, as previously amended, changing the name of the Company from “Technical Olympic USA, Inc.” to TOUSA, Inc.”. If you complete, sign, date, and return the enclosed proxy, your shares will be voted for approval of the Amendment to the Certificate of Incorporation, as previously amended, as recommended by our Board of Directors. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

If this proposal is approved by the stockholders at the Annual Meeting, the Company will file an amendment to the Certificate of Incorporation in the form attached hereto as Exhibit A for the purpose of effecting the name change. This amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which is expected to take place within a reasonable time following the Annual Meeting.

Vote Required

The affirmative vote of the holders of not less than a majority of the shares of common stock present at the Annual Meeting (whether in person or by proxy) and entitled to vote on the proposal is required for approval of the Amendment to the Certificate of Incorporation, as previously amended. You may vote in favor or against the proposal or you may abstain. Brokers that do not receive instructions are not entitled to vote those shares with respect to this proposal. Broker non-votes and abstentions will have the same effect as negative votes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young LLP has served as our independent registered public accounting firm since October 1, 2001. Representatives of Ernst & Young LLP will not be present at the Annual Meeting and accordingly will not make a statement at the Annual Meeting or be available to respond to questions.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed to TOUSA for the years ended December 31, 2005 and 2006, by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

Audit Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP in connection with (i) the audit of our annual consolidated financial statements (Form 10-K), (ii) the audit of the Company’s internal controls over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 (“Section 404”), (iii) reviews of our quarterly financial statements (Forms 10-Q), (iv) assisting us with the preparation and review of our various documents relating to securities offerings, including the preparation of comfort letters, (v) evaluating the effects of various accounting issues and changes in professional standards, (vi) statutory audit of a subsidiary, and (vii) assistance with the review of documents filed with the Securities and Exchange Commission including staff comment letters and Securities and Exchange Act of 1934 amended filings were approximately $1.3 and $2.5 million, respectively.

Audit Related Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for services reasonably related to the performance of the audit and review of our financial statements, including (i) providing us accounting consultations and (ii) assisting us in documenting internal control policies with respect to information systems and other business processes during the years ended December 31, 2005 and 2006, were approximately $85,000 and $100,000, respectively.

Tax Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning during the years ended December 31, 2005 and 2006 were approximately $595,000 and $500,000, respectively.

All Other Fees:  No other fees for professional services, not included in audit fees, audit related fees and tax fees above, were paid to Ernst & Young LLP during the fiscal years ended December 31, 2005 and December 31, 2006.

Ernst & Young LLP advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, Ernst & Young LLP confirmed that, as of December 31, 2006, it was independent with respect to the Company within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has developed policies and procedures requiring the Audit Committee’s pre-approval of all audit and permitted non-audit services to be rendered by Ernst & Young LLP. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young’s independence. These services may include audit services, audit related services, tax services, and other services. Pre-approval is generally provided for a period of a fiscal year and any pre-approval is detailed as to the particular service or category of service approved and is generally subject to a specific cap on professional fees for such services.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve services to be rendered by Ernst & Young LLP and requires that the Chairman report to the Audit Committee any pre-approval decisions made by him at the next scheduled meeting of the Audit Committee. In connection with making any pre-approval decision, the Audit Committee and the Chairman must consider whether the provision of such permitted non-audit services by Ernst & Young LLP is consistent with maintaining Ernst & Young’s status as our independent registered public accounting firm.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Ernst & Young LLP during fiscal year 2006, as described above.

PROPOSAL 3

STOCKHOLDER PROPOSAL: PAY-FOR-SUPERIOR-PERFORMANCE PROPOSAL

The Central Laborers’ Pension, Welfare & Annuity Funds, P.O. Box 1267, Jacksonville, IL 62651, the beneficial owner of 19,210 shares of common stock has indicated it will present a proposal for action at the 2007 Annual Meeting as follows:

PAY-FOR-SUPERIOR-PERFORMANCE PROPOSAL

Resolved, that the shareholders of the Technical Olympic USA, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1. The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2. The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3. Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement:  We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION
TO THE STOCKHOLDER PROPOSAL

Your Board of Directors believes that the proposal is contrary to the interests of the Company and our stockholders and, accordingly, is recommending that our stockholders vote AGAINST the proposal for the following reasons:

After careful consideration, the Board believes that this proposal is not in the best interests of TOUSA or its stockholders. First, we believe that the Company appropriately benchmarks executive compensation.

The Board and the Human Resources, Compensation and Benefits Committee (the “Committee”) strongly support the concept of performance-based executive compensation and have designed a compensation program that ties a significant portion of senior executives’ compensation to Company performance and personal achievement of challenging performance goals. Second, we believe that the Committee requires flexibility to assign different performance metrics to different types of compensation. Third, we believe the proposal fails to consider the many factors relevant to evaluating the Company’s performance along with the performance reported by peer companies. Finally, we believe that implementation of the proposal would severely limit the Committee’s flexibility to establish a compensation program reasonably designed to attract, motivate and retain executive officers, particularly in light of the challenges currently facing the homebuilding industry.

TOUSA’s Benchmarks Executive Compensation

As set forth in the Compensation Discussion and Analysis, the Company emphasizes a pay for performance philosophy, and the Committee already utilizes industry surveys in which all of our peer group participates.

In relation to the peer group, TOUSA is between the median and 75th percentile in terms of revenues and below the 25th percentile in terms of market capitalization. In addition to benchmarking against this peer group, the Committee evaluates executive compensation by reviewing national surveys that cover a broader group of companies.

Different Metrics Apply to Different Forms of Compensation

In addition to using external benchmarks, the Committee also considers different performance metrics for different types of compensation. For example, in the case of annual incentive compensation, the Committee measures performance based on specific annual targets for revenue growth, operating income and cash flow. The Committee does not believe that a measure based on performance against a peer group of companies is suitable for short-term incentives because stockholder value tends to accumulate over time and a single year’s performance may be heavily affected by volatility in that year that is averaged out during a multi-year period.

As an executive officer’s level of responsibility increases, it is the intent of the Committee to have a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Performance may not be Comparable

The Committee also believes that mere mathematical averages may not be sufficient to ascertain performance versus a peer group. Extraordinary or non-recurring items incurred by one company may cause financial performance to appear better or worse than it actually is compared to that of another company. Limiting the receipt of cash or equity compensation only to those situations where performance exceeds the median or mean performance of a selected group of peer companies is arbitrary and may result in situations where executives are unnecessarily penalized, rather than rewarded, for their efforts or vice versa. In fiscal 2007, the Committee is currently evaluating the appropriate performance metrics.

Total compensation must be competitive to attract the best talent to TOUSA; motivate employees to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value. Senior executives are effectively motivated when their performance-based compensation is directly tied to TOUSA’s performance and not to the performance of peer companies over which TOUSA’s senior executive have no control. Compensation plans that would pay nothing for outstanding performance that merely matched the performance of TOUSA’s peer companies would not accomplish these purposes. Furthermore, the Board does not agree that executives should be awarded an incentive bonus solely because certain financial measures of the Company exceed peer group performance. Conversely, executives may be doing an extraordinary job in the face of unique business challenges, but still not succeed in lifting the Company’s performance above the peer group average. Under incentive compensation indexed to peer group performance, such extra ordinary performance would not be recognized. Moreover, peer group performance can be impacted by many factors that may not provide comparability, possibly leading to inequitable consequences.

The Company believes that linking performance goals to its own planning process, as opposed to the financial performance of peers, is the best way to execute on its business strategy to maximize stockholder value. Since at any point in time peer companies can be in difference circumstances from the Company or seeking to implement different strategies, linking incentives only to a comparison against peer performance on various measures could have unintended and unwanted consequences. For example, at a time when one or more large peer companies are facing challenges unique to them, the Company might outperform its peers yet not deliver on its own targets for growth and profitability. The Committee would not want to reward senior executives under such circumstances and believes that the better course is for the Company, under the oversight of the Board, to set the right business goals for itself, and then to align senior executive compensation with performance against those goals.

The Human Resources, Compensation and Benefits Committee Actively Exercises its Responsibility for Establishing Executive Officer Compensation

The Committee is responsible for discharging the Board’s responsibilities relating to the compensation of executive officers and analyzes each element of compensation separately — whether salary, benefits, or long- or short-term incentives — as well as in the aggregate as part of a total compensation package.

The Committee is composed entirely of independent directors and devotes substantial time and attention throughout the year to executive compensation matters, including periodic reviews with independent third party consultants, to align compensation with stockholder interest and to further corporate goals and strategy. The independent directors need discretion to be able to perform their role effectively. The Proposal would put an undue constraint on the independent directors’ ability to exercise judgment and would place the Company at a competitive disadvantage.

Total compensation must be competitive to attract the best talent to TOUSA, motivate associates to perform at their highest levels, reward outstanding achievement and retain those individuals with the leadership abilities and skills necessary for growing the Company. The Committee has demonstrated its willingness to adapt its compensation programs, having first introduced performance-vesting participation units in fiscal 2005 and now adopting a total stockholder return measure in fiscal 2007. The proposal, on the other hand, would apply a one-size-fits-all approach to all components of incentive compensation and would deprive the Committee of the flexibility it needs and has demonstrated that it will apply to determine what are the appropriate metrics to be applied to each of the various elements of executive compensation.

Conclusion

In the highly-competitive homebuilding industry and particularly during a downturn in that industry, the Board believes that TOUSA’s current short-and long-term compensation programs work well in motivating, attracting, and retaining talent, including executive officers. The Board believes that it is in the best interests of stockholders to provide the Company with the flexibility and discretion to use performance-based and other incentive compensation tools as appropriate based on the circumstances and information available at the time. For these reasons, the Board believes that the adoption of the stockholder proposal is both unnecessary and detrimental to the long-term interests of the Company’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
AGAINST THIS PROPOSAL FOR THE REASONS DISCUSSED ABOVE.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
AGAINST THIS PROPOSAL UNLESS A STOCKHOLDER INDICATES
OTHERWISE IN VOTING THE PROXY

GENERAL INFORMATION

Other Matters.  Our Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Contacting our Board of Directors.  The Company maintains contact information (address and an e-mail link), on its website at www.tousa.com under the heading “Investor Information — Investor Contacts.” Communications for our senior outside director, or our independent directors as a group, should be sent to Investor Relations in writing (by mail or e-mail) and should be specifically marked as a communication for the senior outside director or the independent directors as a group. All communications directed to the senior outside director and/or the independent directors as a group will be reviewed by the Secretary of the Company, who has been directed by the Independent Director Committee to remove communications relating to: (i) spam, if via e-mail; (ii) solicitations for products or services; or (iii) warranty claims or other correspondence relating to customer service issues. All other communications shall be forwarded to the intended recipient(s), as appropriate or as requested in the stockholder communication.

Multiple Stockholders Sharing the Same Address.  Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the stockholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a stockholder wishes to receive a separate proxy statement for the 2007 Annual Meeting or a 2006 Annual Report, the stockholder may receive printed copies by contacting Technical Olympic USA, Inc., Attention: Secretary, at 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 or by calling (954) 364-4000.

Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker, or other nominee to request that only one set of these materials be delivered in the future.

Stockholder Proposals for 2008 Annual Meeting.  Stockholder proposals for inclusion in the proxy materials related to the 2008 Annual Meeting of Stockholders must be received by TOUSA at its principal executive offices, 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 by December 21, 2007. Such proposals should be sent by certified mail, return receipt requested.

TOUSA must receive notice of any stockholder proposal to be submitted at the 2008 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by March 5, 2008, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Additional Information.  We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, as well as our directors, officers, associates, agents and representatives, including consultants. We have also adopted Corporate Governance Guidelines. The Code of Business Conduct and Ethics and our Corporate Governance Guidelines are each located on our internet web site at www.tousa.com under “Investor Information — Corporate Governance.”

The Audit Committee, the Independent Directors Committee, and the Human Resources, Compensation, and Benefits Committee all operate under written charters that are available on our internet web site at www.tousa.com under “Investor Information — Corporate Governance.”

Our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, and the Audit Committee, Independent Directors Committee and Human Resources, Compensation, and Benefits Committee charters are each available in print free of charge to any stockholder who submits a written request for any of these documents to Technical Olympic USA, Inc., Attn: Investor Relations, 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021.

Form 10-K

Stockholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements required to be filed with the Commission, without charge, upon written or oral request to Technical Olympic USA, Inc., Attention: Secretary, 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021 or (954) 364-4000.

By Order of the Board of Directors,

Konstantinos Stengos
Chairman

Hollywood, Florida
April 18, 2007

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
TECHNICAL OLYMPIC USA, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Technical Olympic USA, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows: The name of the Corporation is TOUSA, Inc.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this   day of May, 2007.

By:	Authorized Officer
Title: _ _
Name: _ _

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals

The Board of Directors recommends a vote FOR Items 1 and Item 2.

1. Election of Directors:
01 - Konstantinos Stengos					02 - Andreas Stengos					03 - George Stengos
04 - Marianna Stengou					05 - William A. Hasler					06 - Larry D. Horner
07 - Tommy L. McAden					08 - Antonio B. Mon					09 - Susan B. Parks
10 - Michael J. Poulos					11 - J. Bryan Whitworth

☐	Mark here to vote FOR all nominees					☐		Mark here to WITHHOLD vote from all nominees

☐	For All	EXCEPT		-	To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04		05		06	07	08	09	10	11
☐	☐	☐	☐		☐		☐	☐	☐	☐	☐	☐

2.	The approval of an amendment to the Technical Olympic USA, Inc. Certificate of Incorporation to change the name of the Company to TOUSA, Inc.							For ☐		Against ☐		Abstain ☐

The Board of Directors recommends a vote AGAINST Item 3.

3.	A Stockholder proposal relating to Pay-for Superior-Performance.	For	Against	Abstain
		☐	☐	☐

Meeting Attendance		Change of Address — Please print your new address below.	Comments — Please print your comments below.
Mark the box to the right if you plan to attend the Annual Meeting.	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — TECHNICAL OLYMPIC USA, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2007
8:00 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Konstantinos Stengos, George Stengos and Andreas Stengos, each with full power of substitution, to act as proxies for the undersigned and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held on May 8, 2007, at 8:00 a.m., Eastern Daylight Savings Time, at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131, and at any and all adjournments or postponements thereof, as set forth on the reverse side.
This proxy is revocable and will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3. If any other business is presented at the Annual Meeting, including whether or not to adjourn or postpone the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.
PLEASE VOTE, DATE, AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE–PAID ENVELOPE.